AMENDMENT NO. 2 TO LOAN AGREEMENT

THIS AMENDMENT NO. 2 to the Loan Agreement (the "Agreement"), dated as of November 16, 2007 by and between MAIDEN REINSURANCE, LTD. (formerly known as Maiden Insurance Company, Ltd), an insurance company formed with limited liability under the laws of the Islands of Bermuda (the "Lender") and AMTRUST FINANCIAL SERVICES, INC. (the "Borrower"), is made and entered as of December 18, 2017 by and between the Lender and the Borrower.

WHEREAS, pursuant to Section 6.1 of the Agreement, the Lender and the Borrower may mutually agree to amend the Agreement; and

WHEREAS, the Lender and the Borrower desire to amend the Agreement in the manner set forth in this Amendment;

1. Section 1.1. Certain Definitions. The following term shall have the following meanings:

   "Applicable Rate" means the Federal Funds Effective Rate as defined, plus 200 (two hundred) basis points.

   "Default Rate" shall mean the Applicable Rate plus 200 basis points.

   "Federal Funds Effective Rate" means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day's Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

   "Maturity Date" shall mean, with respect to each Advance, the earliest to occur of (i) June 30, 2019, (ii) such time as there are no remaining obligations due to such Affiliate under the Reinsurance Agreement in respect of which such Advance was originally made or (iii) such time as the Borrower is no longer required to secure its proportionate share of such Obligations.

2. Effective as of December 18, 2017, Section 2.2, Interest Rate., is hereby deleted and amended and restated in its entirety as follows:

   Section 2.2 Interest Rate and Computation. (a) Each Loan shall bear interest at a rate per annum equal to the Applicable Rate. All interest hereunder shall be computed daily, on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Applicable Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error. (b) Default Interest. If any amount payable by the Borrower under this Agreement is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum

equal to the applicable Default Rate. Upon the request of the Lender, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all Loans outstanding hereunder at a rate per annum equal to the applicable Default Rate.

IN WITNESS WHEREOF the parties hereto, by their respective duly authorized officers, have executed this Addendum, in duplicate, as of the dates recorded below:

MAIDEN REINSURANCE, LTD.

By: ______________________
PATRICK J. HAVERON PRESIDENT

Dated: 12/18/2017

AMTRUST FINANCIAL SERVICES, INC.

By: ______________________

Dated: 12/18/17